Exhibit 21.1

Significant Subsidiaries

The following list sets out CPRL’s significant subsidiaries, including the jurisdiction of incorporation.

Significant subsidiary	Incorporated under the laws of
Canadian Pacific Railway Company	Canada
6061338 Canada Inc.	Canada
Mount Stephen Properties Inc.	Canada
3939804 Canada Inc.	Canada
CPR Finance ULC	Canada
CPR Finance II Ltd.	Canada
CPR Finance III Ltd.	Canada
6211241 Canada Inc.	Canada
CPFL S.à.r.l.	Luxembourg
CP (US) Holding Corporation	Delaware
Soo Line Corporation	Minnesota
Soo Line Railroad Company	Minnesota
Soo Line Holding Company	Delaware
Dakota, Minnesota & Eastern Railroad Corporation	Delaware